Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

DISCONTINUES PLANNED OFFERING OF $400 MILLION OF SENIOR NOTES

NAPLES, FLORIDA (April 6, 2006) — Health Management Associates, Inc. (NYSE: HMA) announced today that due to market conditions it is discontinuing its planned offering of $400 million of Senior Notes maturing in 2016, which it had previously announced on April 4, 2006. HMA is continuing to explore alternative long-term financing arrangements.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the previously announced transaction to acquire the 83-bed Cleveland Clinic Naples Hospital, HMA will operate 61 hospitals in 16 states with approximately 8,628 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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